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                                                              EXHIBIT 99.01


                                 NeoPharm, Inc.
                           150 Field Drive, Suite 195
                              Lake Forest, IL 60045




April 1, 2002



Securities and Exchange Commission
450 5th Street NW
Washington, DC  20549

Ladies and Gentlemen:

Pursuant to Securities and Exchange Commission Release Nos. 33-8070; 34-45590; 35-27503; 39-2395; IA-2018; IC-25464; FR-62; File No. S7-03-02, this letter is to confirm that NeoPharm, Inc. has received assurance from its independent public accountants, Arthur Andersen LLP ("Andersen"), that Andersen's audit of our consolidated financial statements as of December 31, 2001 and for the year then ended (the "Audit") was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the Audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the Audit.

NeoPharm, Inc.

/s/ Lawrence A. Kenyon

Lawrence A. Kenyon
Chief Financial Officer